Exhibit 99.1

News Release
September 23, 2004

Upson Bankshares, Inc. and First Polk Bankshares, Inc. announce today that their planned merger will be complete on September 30, 2004. Shareholders of the two holding companies voted on September 22, 2004 to approve the merger of equals transaction, which created a new holding company, SouthCrest Financial Group, Inc. The new holding company will have approximately $400 million in assets.

“We are very excited about the possibilities that this combination presents. This mutually beneficial agreement gives us a partner, and with our combined assets, will allow us to achieve what neither bank alone could do. Its greater size, geographic diversity, and greater depth of management talent, should provide a solid foundation for our future growth and profitability for shareholders,” said Danny Brinks, President & CEO of Upson Bankshares, Inc. Upson Bankshares Inc. operates five full-service branches under the names Bank of Upson and Meriwether Bank & Trust in Thomaston, Luthersville, Manchester, and Warm Springs, Georgia.

“This combination offers us a rare opportunity. Bank of Upson and First National Bank of Polk County share many similarities and core values. Both are high-performing community banks with a focus on serving our customers and building enduring value for our shareholders,” said Larry Kuglar, President & CEO of First Polk Bankshares, Inc. First Polk Bankshares, Inc. operates three full-service branches under the name First National Bank of Polk County in Cedartown and Rockmart, Georgia.

The combined holding company will operate under the name SouthCrest Financial Group, Inc. Beginning October 1, 2004, Danny Brinks will serve as Chairman and Chief Operating Officer, and Larry Kuglar will serve as its President and Chief Executive Officer.

Customers of the banks won’t notice many, if any, changes. “I want to emphasize that the individual banks (Bank of Upson, Meriwether Bank & Trust, and First National Bank of Polk County) will continue to operate as separate community banks, as they do today. There won’t be any noticeable change for our customers. Our banks will continue to operate with the same names, leadership, staff, and services as always,” Danny said.

Forward-Looking Statements
This news release contains forward-looking statements regarding the merger of Upson Bankshares, First Polk Bankshares, and SouthCrest Financial Group. Forward-looking statements can be identified by the fact that they may include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “could”, or “may”, although some may use other phrasing. These forward-looking statements are based on the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies’ control. Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties integrating the companies, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, and legislative and regulatory changes that adversely affect the businesses in which the companies are engaged. Upson Bankshares, First Polk Bankshares, and SouthCrest Financial Group disclaims any obligation to publicly release the results of any revision that may be made to any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.

For press questions or confirmation, please contact Mary Hightower at 706/647-5426 or e-mail mhightower@charter.net